Exhibit 99.1

Civista Bancshares, Inc. Announces Fourth Quarter 2020 Financial Results

Sandusky, Ohio, February 5, 2021 /PRNewswire/ – Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced its unaudited financial results for the three and twelve months ending December 31, 2020.

Fourth quarter and year-to-date 2020 highlights

•	Earned net income of $10.2 million, or $0.64 per diluted share, for the fourth quarter of 2020, compared to $7.7 million, or $0.47 per diluted share, for the fourth quarter of 2019.

•	Earned net income for the year of $32.2 million, or $2.00 per diluted share, compared to $33.2 million, or $2.01 per diluted share, in 2019.

•	Earned a record pre-tax, pre-provision net income of $47.2 million for the year, compared to $40.6 million in 2019. See reconciliation of non-GAAP measures at the end of this press release.

•

COVID–19 loan deferrals in effect were 4.0% of total loans, net of Paycheck Protection Program (“PPP”) loans, at period end, compared to 24.4% on June 30, 2020. The bank has not experienced any specific loan losses attributed to COVID–19 closures in 2020.

•

We increased our dividend in January 2021 to $0.12 per quarter which is equivalent to a dividend yield of 2.65% based on the February 2, 2021 market close of $18.11. The quarterly dividend represents an increase of 9.1%, and based on fourth quarter 2020 earnings per share, translates to a dividend payout ratio of 18.8%.

“While 2020 will most likely go down as the strangest year of my banking career, it is also one that has shown our mettle. The strategies and concerns we had going into the year changed quickly as the pandemic took hold. Our people rose to the occasion and made 2020 one of the more successful years on record for Civista. While our net income is down slightly from 2019, we recognized record pre-tax-pre-provision net income. We built our allowance for loan losses as the pandemic continued through the year. We have consistently been a conservative bank when it comes to looking at our loan portfolio. While we have downgraded ratings on many loans, we have yet to see any specific loan losses. We have continued to manage capital through our stock repurchase program and an increase in our dividend that was announced in January 2021.” said Dennis G. Shaffer, President and CEO of Civista.

Results of Operations:

For the three-month period ended December 31, 2020 and 2019

Net interest income increased $2.3 million, or 10.9%, for the fourth quarter of 2020 compared to the same period of 2019, due to an increase in interest income as well as a decrease in interest expense. Accretion of PPP fees was $2.3 million during the quarter.

Net interest margin decreased 49 basis points to 3.69% for the fourth quarter of 2020, compared to 4.18% for the same period a year ago.

Interest income increased $1.2 million, or 4.9%, for the fourth quarter of 2020. Average yields decreased 79 basis points which resulted in a $3.6 million decrease in interest income. Average earning assets increased $533.8 million, which resulted in a $4.8 million increase in interest income. PPP loans accounted for $242.1 million of the increase in average earning assets at a yield of 3.88%. Removing the impact of PPP loans, the yield on earning assets would have been 9 basis points higher. Included in interest income is $2.3 million of accretion of Paycheck Protection Program (“PPP”) fees as well as accretion income associated with purchased loan portfolios of $688 thousand.

Interest expense decreased $1.1 million, or 33.6%, for the fourth quarter of 2020, compared to the same period last year. The average rate paid on interest-bearing liabilities decreased 43 basis points, while average interest-bearing liabilities increased $323.9 million.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended December 31,
	2020			2019
Assets:	Average balance	Interest	Yield/ rate*	Average balance	Interest	Yield/ rate*
Interest-earning assets:
Loans**	$2,072,477	$22,853	4.39%	$1,676,769	$21,577	5.11%
Taxable securities	178,194	1,259	2.93%	190,898	1,429	3.05%
Non-taxable securities	207,985	1,534	4.06%	181,741	1,439	4.27%
Interest-bearing deposits in other banks	145,305	75	0.21%	20,767	76	1.45%

Total interest-earning assets	$2,603,961	25,721	4.03%	$2,070,175	24,521	4.82%

Noninterest-earning assets:
Cash and due from financial institutions	29,502			29,473
Premises and equipment, net	22,832			22,248
Accrued interest receivable	9,976			7,559
Intangible assets	84,919			85,388
Bank owned life insurance	45,816			44,841
Other assets	35,044			25,829
Less allowance for loan losses	(23,614)			(14,245)

Total Assets	$2,808,436			$2,271,268

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,169,152	$380	0.13%	$890,825	$712	0.32%
Time	289,815	1,083	1.49%	269,674	1,382	2.03%
FHLB	125,000	452	1.44%	205,040	871	1.69%
Other borrowings	95,820	80	0.33%	543	1	0.73%
Subordinated debentures	29,427	188	2.54%	29,427	329	4.44%
Repurchase agreements	28,110	7	0.10%	17,898	4	0.09%

Total interest-bearing liabilities	$1,737,324	2,190	0.50%	$1,413,407	3,299	0.93%

Noninterest-bearing deposits	685,898			500,953
Other liabilities	41,879			27,274
Shareholders’ equity	343,335			329,634

Total Liabilities and Shareholders’ Equity	$2,808,436			$2,271,268

Net interest income and interest rate spread		$23,531	3.53%		$21,222	3.89%

Net interest margin			3.69%			4.18%

*

- Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $411 thousand and $386 thousand for the periods ended December 31, 2020 and 2019, respectively.

**	- Average balance includes nonaccrual loans

For the twelve-month period ended December 31, 2020 and 2019

Net interest income increased $4.6 million, or 5.4%, compared to the same period in 2019.

Interest income increased $1.8 million, or 1.8%, for the twelve months of 2020. The increase in interest income was primarily due to an increase in average earning assets of $471.9 million, partially offset by a decrease in yield of 84 basis points. During the twelve-month period, the Bank had average PPP Loans totaling $172.6 million with an average yield of 3.73%, including amortization of fees. Removing the impact of PPP loans, yields would have been 20 basis points higher.

Interest expense decreased $2.8 million, or 21.7%, for the twelve months of 2020 compared to the same period of 2019. Average interest-bearing liabilities increased $279.3 million, resulting in a $455 thousand increase in interest expense. Average rates decreased 34 basis points, resulting in a $3.3 million decrease in interest expense.

Net interest margin decreased 61 basis points to 3.70% for the twelve months of 2020, compared to 4.31% for the same period a year ago due to an increase in average earning assets as well as a decrease in the yield on earning assets.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Twelve Months Ended December 31,
	2020			2019
Assets:	Average balance	Interest	Yield/ rate*	Average balance	Interest	Yield/ rate*
Interest-earning assets:
Loans**	$1,953,472	$87,777	4.49%	$1,612,975	$84,972	5.27%
Taxable securities	183,721	5,359	3.03%	200,074	6,584	3.35%
Non-taxable securities	202,982	6,123	4.15%	172,812	5,647	4.36%
Interest-bearing deposits in other banks	155,960	606	0.39%	38,359	851	2.22%

Total interest-earning assets	$2,496,135	99,865	4.10%	$2,024,220	98,054	4.95%

Noninterest-earning assets:
Cash and due from financial institutions	77,848			47,472
Premises and equipment, net	22,831			21,946
Accrued interest receivable	9,043			7,088
Intangible assets	84,953			85,744
Bank owned life insurance	45,454			44,352
Other assets	37,675			24,273
Less allowance for loan losses	(19,231)			(13,984)

Total Assets	$2,754,708			$2,241,111

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,050,544	$1,813	0.17%	$869,340	$2,871	0.33%
Time	288,262	5,068	1.76%	269,823	5,186	1.92%
FHLB	133,151	1,932	1.45%	161,047	3,452	2.14%
Other borrowings	101,295	354	0.35%	—	—	0.00%
Federal funds purchased	288	1	0.35%	137	3	2.19%
Subordinated debentures	29,427	945	3.21%	29,427	1,423	4.84%
Repurchase agreements	24,390	25	0.10%	18,321	19	0.10%

Total interest-bearing liabilities	$1,627,357	10,138	0.62%	$1,348,095	12,954	0.96%

Noninterest-bearing deposits	739,648			550,638
Other liabilities	51,242			24,072
Shareholders’ equity	336,461			318,306

Total Liabilities and Shareholders’ Equity	$2,754,708			$2,241,111

Net interest income and interest rate spread		$89,727	3.48%		$85,100	3.99%

Net interest margin			3.70%			4.31%

*

- Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $1.64 million and $1.52 million for the periods ended December 31, 2020 and 2019, respectively.

**	- Average balance includes nonaccrual loans

Provision for loan losses was $2.3 million for the fourth quarter of 2020 and $10.1 million for the year ended December 31, 2020. Provision for loan losses was $885 thousand for the fourth-quarter and $1.0 million for the year ended December 31, 2019. The increase in provision is due to an increase in the bank’s qualitative factors related to the economic shutdown that is driven by COVID-19 and the ongoing payment deferrals on loans modified under the CARES Act. Economic impacts include the loss of revenue experienced by our business clients, disruption of supply chains, additional employee costs for businesses due to the pandemic, higher unemployment rates throughout our footprint and a large number of customers requesting payment relief.

For the fourth quarter of 2020, noninterest income totaled $7.7 million, an increase of $2.0 million, or 36.2%, compared to the prior year’s fourth quarter.

Noninterest income

(unaudited - dollars in thousands)	Three months ended December 31,
	2020	2019	$ change	% change
Service charges	$1,476	$1,662	$(186)	-11.2%
Net gain on sale of securities	2	15	(13)	-86.7%
Net gain on equity securities	69	40	29	72.5%
Net gain on sale of loans	3,062	1,006	2,056	204.4%
ATM/Interchange fees	1,246	1,185	61	5.1%
Wealth management fees	1,065	937	128	13.7%
Bank owned life insurance	244	254	(10)	-3.9%
Swap fees	199	230	(31)	-13.5%
Other	303	298	5	1.7%

Total noninterest income	$7,666	$5,627	$2,039	36.2%

Service charge income decreased primarily due to a $273.4 thousand decrease in overdraft fees. Customer behavior changed during the COVID-19 pandemic, resulting in fewer overdrafts.

Net gain on sale of loans increased due to an increase in the volume of loans sold of $46.7 million as well as an increase in the premium on sold loans of 112 basis points.

Wealth management fees increased as a result of increased assets under management, primarily driven by market gains, as well as an increase in the conversion ratio.

For the twelve months ended December 31, 2020, noninterest income increased $5.7 million, or 25.6%, compared to the same period in the prior year.

Noninterest income

(unaudited - dollars in thousands)	Twelve months ended December 31,
	2020	2019	$ change	% change
Service charges	$5,288	$6,395	$(1,107)	-17.3%
Net gain on sale of securities	94	32	62	193.8%
Net gain/(loss) on equity securities	(57)	121	(178)	-147.1%
Net gain on sale of loans	8,563	2,707	5,856	216.3%
ATM/Interchange fees	4,472	4,056	416	10.3%
Wealth management fees	3,981	3,670	311	8.5%
Bank owned life insurance	977	1,007	(30)	-3.0%
Tax refund processing fees	2,375	2,750	(375)	-13.6%
Swap fees	1,459	516	943	182.8%
Other	1,030	1,189	(159)	-13.4%

Total noninterest income	$28,182	$22,443	$5,739	25.6%

Service charge income decreased primarily due a $1.1 million decrease in overdraft fees.    Customer behavior changed during the COVID-19 pandemic, resulting in fewer overdrafts.

During the twelve months ended December 31, 2020, Civista sold $304.0 million of mortgage loans, an increase of $178.2 million from the same period in 2019. The premium on sold loans also increased by 67 basis points during the twelve months this year compared to last year. These two factors contributed to the increase in net gain on sale of loans.

ATM/Interchange fees increased as a result of increased transaction volume.

Swap fees increased as a result of the declining interest rate environment and more customers looking to lock in lower fixed rate loans. During 2020, Civista entered into swap agreements with a notional value of $104.4 million in loans to provide low fixed rate loans for customers and variable rate loans for Civista.

Tax refund processing fees decreased due to a decline in volume processed.

Wealth management fees increased as a result of increased assets under management, primarily driven by market gains, as well as an increase in the conversion ratio.

For the fourth quarter of 2020, noninterest expense totaled $17.0 million, a decrease of $160 thousand, or 0.9%, compared to the prior year’s fourth quarter.

Noninterest expense

(unaudited - dollars in thousands)	Three months ended December 31,
	2020	2019	$ change	% change
Compensation expense	$10,417	$10,097	$320	3.2%
Net occupancy and equipment	1,528	1,671	(143)	-8.6%
Contracted data processing	540	530	10	1.9%
Taxes and assessments	716	286	430	150.3%
Professional services	506	693	(187)	-27.0%
Amortization of intangible assets	227	235	(8)	-3.4%
ATM/Interchange expense	552	450	102	22.7%
Marketing	18	300	(282)	-94.0%
Software maintenance expense	483	422	61	14.5%
Other	1,981	2,444	(463)	-18.9%

Total noninterest expense	$16,968	$17,128	$(160)	-0.9%

Compensation expense increased primarily due to annual pay increases and commission and incentive expense. Annual pay increases in 2020 were an average of 3.3%. Employee insurance decreased $270.1 thousand, or 26.7%, for the fourth quarter 2020, compared to the same period in 2019. Commission and incentive expense increased $400.1 thousand, or 24.5% as a result of increased loan activity.

The quarter-over-quarter increase in taxes and assessments was attributable to an increase in the FDIC assessment base and a $159.0 thousand credit for small banks, applied to the December 2019 assessments. State franchise tax increased $73.6 thousand related to a State of Ohio audit of the tax years 2018 and 2019.

The decrease in marketing expense is due to decreases in both advertising and business promotion expenses, primarily related to the COVID-19 pandemic. Event cancellations and postponed outreach efforts contributed to the decrease as our focus was on communicating changes in operations, safety protocols, alternative delivery channels, and economic relief programs with the safety and financial wellness of our employees and customers in mind.

The decrease in other operating expense is primarily due to a decreases in travel and lodging expense of $264.4 thousand, education and training of $164.9 thousand and donations of $149.4 thousand. These decreases were partially offset by increases in loan origination expenses of $126.5 thousand.

The efficiency ratio was 53.7% for the quarter ended December 31, 2020 compared to 62.9% for the quarter ended December 31, 2019. The change in the efficiency ratio is due to increases in both noninterest income and the increase in net interest income.

Civista’s effective income tax rate for the fourth quarter 2020 was 15.1% compared to 11.3% in 2019.

For the twelve months ended December 31, 2020, noninterest expense totaled $70.7 million, an increase of $3.7 million, or 5.6%, compared to the same period in the prior year.

Noninterest expense

(unaudited - dollars in thousands)	Twelve months ended December 31,
	2020	2019	$ change	% change
Compensation expense	$42,480	$39,156	$3,324	8.5%
Net occupancy and equipment	6,085	6,081	4	0.1%
Contracted data processing	1,880	1,831	49	2.7%
Taxes and assessments	2,641	1,981	660	33.3%
Professional services	2,795	2,844	(49)	-1.7%
Amortization of intangible assets	913	945	(32)	-3.4%
ATM/Interchange expense	1,868	1,887	(19)	-1.0%
Marketing	1,074	1,411	(337)	-23.9%
Software maintenance expense	1,833	1,523	310	20.4%
Other	9,096	9,288	(192)	-2.1%

Total noninterest expense	$70,665	$66,947	$3,718	5.6%

The increase in compensation expense was due to increased payroll and commission and incentive based costs, offset by a decrease in employee insurance costs. Annual pay increases in 2020 were an average of 3.3%. Commission and incentive expense increased $1.9 million, or 39.1% as a result of increased loan activity. Employee insurance decreased $505.4 thousand, or 10.0%, for 2020.

The increase in taxes and assessments was primarily attributable to a $456.0 thousand FDIC assessment credits for small banks that was applied to the 2019 assessment charges. The FDIC assessment base also increased, leading to an additional $134.0 thousand increase.    State franchise tax increased $71.3 thousand related to a State of Ohio audit of the tax years 2018 and 2019.

The decrease in marketing expense is due to decreases in both advertising and business promotion expenses, primarily related to the COVID-19 pandemic. Event cancellations and postponed outreach efforts contributed to the decrease as our focus was on communicating changes in operations, safety protocols, alternative delivery channels, and economic relief programs with the safety and financial wellness of our employees and customers in mind.

The increase in software maintenance expense is due to contracts related to new services.

The decrease in other operating expense is primarily due to a decreases in travel and lodging expense of $742.7 thousand, education and training of $169.2 thousand and donations of $147.8 thousand. These decreases were partially offset by increases in loan origination expenses of $463.4 thousand.

The efficiency ratio was 59.1% for the twelve months ended December 31, 2020 compared to 61.4% for the twelve months ended December 31, 2019. The improvement in the efficiency ratio is due primarily to the increase in noninterest income and the accretion of PPP fees.

Civista’s effective income tax rate for the year ended December 31, 2020 was 13.3% compared to 14.4% in 2019.

Balance Sheet

Total assets increased $453.4 million, or 19.6%, from December 31, 2019 to December 31, 2020, due to a $348.5 million, or 20.4%, increase in the loan portfolio, $4.7 million, or 206.4%increase in loans held for sale, and a $91.0 million increase in cash. The asset increases were primarily funded by an increase in deposits, which includes the remaining proceeds from PPP loans still held on deposit.

End of period loan balances

(unaudited - dollars in thousands)

	December 31, 2020	December 31, 2019	$ Change	% Change
Commercial and Agriculture [1]	$409,876	$203,110	$206,766	101.8%
Commercial Real Estate:
Owner Occupied	278,413	245,606	32,807	13.4%
Non-owner Occupied	705,072	592,222	112,850	19.1%
Residential Real Estate	442,588	463,032	(20,444)	-4.4%
Real Estate Construction	175,609	155,825	19,784	12.7%
Farm Real Estate	33,102	34,114	(1,012)	-3.0%
Consumer and Other	12,842	15,061	(2,219)	-14.7%

Total Loans	$2,057,502	$1,708,970	$348,532	20.4%

[1]	2020 includes PPP loans totaling $217,295

Loan growth during 2020 totaled $348.5 million, including $217.3 million of PPP loans. Removing the effect of PPP loans, the loan portfolio grew $131.2 million or 7.7%. Loan growth was led by increases of $145.7 million in Commercial Real Estate and $19.8 million in Real Estate Construction. The Commercial Real Estate growth continues to be aided by some successful real estate projects we kept on balance sheet by using longer term swaps that might otherwise have been refinanced on the commercial mortgage-backed securities market. Our construction portfolio continues to be vibrant, especially in the metro markets. The decrease in Residential Real Estate is a result of loans refinanced into saleable mortgage products. All regions have contributed to the growth, aided by many new clients and prospects from our success in PPP originations.

Paycheck Protection Program

During 2020, we processed over 2,300 loans totaling $259.1 million, of which $41.8 million have been forgiven or have paid off.    SBA fees total approximately $9.9 million, which are being recognized in interest income over the life of the PPP loans. During the year, $4.7 million of PPP fees were accreted to income. We borrowed $183.7 million from the Paycheck Protection Program Lending Facility (“PPPLF”), anticipating an additional funding source for PPP landing. We have since determined this source was no longer needed and have paid off the PPPLF in full.

“We believe that the PPP program has been instrumental in assisting small businesses and their employees. We expect to continue to support our customers in the next round of PPP approved prior to year-end. We have seen a number of customers begin the forgiveness process, however, that has been delayed somewhat due to the ever changing rules for the program. The new simplified rules should be helpful to streamline the process for our customers and the bank.” said Dennis G. Shaffer, President and CEO of Civista.

COVID-19 Loan Modifications

During 2020, Civista modified a total of 813 loans totaling $431.3 million, primarily consisting of the deferral of principal and/or interest payments. All of the loans modified were performing at December 31, 2019 and comply with the provisions of the CARES Act to not be considered a troubled debt restructuring. As of December 31, 2020, the remaining loans modified under the CARES Act total $73.8 million.

Details with respect to the loan modifications that remain on deferred status are as follows:

Loans currently modified under COVID-19 programs

(unaudited - dollars in thousands)

Type of Loan	Number of Loans	Balance	Percent of loans outstanding [1]
Commercial and Agriculture	21	$4,069	0.22%
Commercial Real Estate:
Owner Occupied	12	13,072	0.71%
Non-owner Occupied	19	51,027	2.77%
Real Estate Construction	2	5,438	0.30%
Residential Real Estate	1	180	0.01%

	55	$73,786	4.01%

[1]	excluding PPP loans

Deposits

Total deposits increased $510.6 million, or 30.4%, from December 31, 2019 to December 31, 2020.

End of period deposit balances

(unaudited - dollars in thousands)

	December 31, 2020	December 31, 2019	$ Change	% Change
Noninterest-bearing demand	$720,809	$512,553	$208,256	40.6%
Interest-bearing demand	410,139	301,674	108,465	36.0%
Savings and money market	771,612	588,697	182,915	31.1%
Time deposits	286,838	275,840	10,998	4.0%

Total Deposits	$2,189,398	$1,678,764	$510,634	30.4%

The increase in noninterest-bearing demand of $208.3 million was primarily due to a $164.4 million increase in business demand deposit accounts and a $16.5 million increase in tax refund processing deposit accounts. Interest-bearing demand deposits increased, split nearly evenly between increases in public fund accounts non-public fund accounts. The increase in savings and money market was primarily due to a $46.6 million increase in statement savings, a $45.6 million increase in personal money markets, a $47.3 million increase in business money markets and a $29.8 million increase in brokered money market accounts.

FHLB advances totaled $125.0 million at December 31, 2020, a decrease of $101.5 million, or 44.8%, from December 31, 2019. The increase in deposits reduced the need for wholesale funding.

Stock Repurchase Program

An important part of capital management are share repurchases. During the second half of 2020, Civista repurchased 154,947 shares for $2.0 million at a weighted average price of $12.94 per share. These repurchases were part of the $13.5 million repurchase authorization which was approved in April 2020. Prior to this plan, Civista repurchased 672,000 shares for $11.4 million, at a weighted average price of $16.90 per share. Year to date, Civista has repurchased a total of 826,947 shares for $13.4 million, at a weighted average price of $16.16 per share. In addition, Civista liquidated 3,808 shares held by employees, at $24.07 per share, to satisfy tax obligations stemming from vesting of restricted shares.

Shareholder Equity

Total shareholders’ equity increased $20.0 million, or 6.1%, from December 31, 2019 to December 31, 2020, as a result of a $25.1 million increase in retained earnings and an increase in other comprehensive income of $7.7 million. These increases were partially offset by a $13.5 million repurchase of treasury shares.

Asset Quality

Civista recorded net recoveries of $149 thousand for the twelve months of 2020 compared to net recoveries of $53 thousand for the same period of 2019. The allowance for loan losses to loans was 1.22% at December 31, 2020 and 0.86% at December 31, 2019. Without the PPP loans, the allowance ratio would have been 14 basis points higher.

Allowance for Loan Losses
(dollars in thousands)
	December 31, 2020	December 31, 2019
Beginning of period	$14,767	$13,679
Charge-offs	(465)	(776)
Recoveries	614	829
Provision	10,112	1,035

End of period	$25,028	$14,767

Non-performing assets at December 31, 2020 were $7.3 million, a 19.7% decrease from December 31, 2019. The non-performing assets to assets ratio decreased to 0.27% from 0.39% at December 31, 2019. The allowance for loan losses to non-performing loans increased to 343.05% from 161.95% at December 31, 2019.

Non-performing Assets
(dollars in thousands)	December 31,	December 31,
	2020	2019
Non-accrual loans	$5,399	$6,115
Restructured loans	1,897	3,004

Total non-performing loans	7,296	9,119
Other Real Estate Owned	31	—

Total non-performing assets	$7,327	$9,119

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the fourth quarter of 2020 at 1:00 p.m. ET on Friday, February 5, 2021. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. fourth quarter 2020 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $2.8 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 37 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at HUwww.civb.comUH. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Interest income	$25,721	$24,521	$99,865	$98,054
Interest expense	2,190	3,299	10,138	12,954

Net interest income	23,531	21,222	89,727	85,100
Provision for loan losses	2,250	885	10,112	1,035

Net interest income after provision	21,281	20,337	79,615	84,065
Noninterest income	7,666	5,627	28,182	22,443
Noninterest expense	16,968	17,128	70,665	66,947

Income before taxes	11,979	8,836	37,132	39,561
Income tax expense	1,806	995	4,940	5,683

Net income	10,173	7,841	32,192	33,878
Preferred stock dividends	—	157	—	647

Net income available to common shareholders	$10,173	$7,684	$32,192	$33,231

Dividends paid per common share	$0.11	$0.11	$0.44	$0.42

Earnings per common share,
basic	$0.64	$0.49	$2.00	$2.12
diluted	$0.64	$0.47	$2.00	$2.01

Average shares outstanding,
basic	15,915,369	15,796,713	16,129,875	15,652,881
diluted	15,915,369	16,734,391	16,129,875	16,851,740

Selected financial ratios:
Return on average assets (annualized)	1.44%	1.37%	1.17%	1.51%
Return on average equity (annualized)	11.79%	9.44%	9.57%	10.64%
Dividend payout ratio	17.21%	22.16%	22.05%	19.41%
Net interest margin (tax equivalent)	3.69%	4.18%	3.70%	4.31%

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	December 31, 2020	December 31, 2019
	(unaudited)
Cash and due from financial institutions	$139,522	$48,535
Investment securities	364,350	359,690
Loans held for sale	7,001	2,285
Loans	2,057,502	1,708,970
Less: allowance for loan losses	(25,028)	(14,767)

Net loans	2,032,474	1,694,203
Other securities	20,537	20,280
Premises and equipment, net	22,580	22,871
Goodwill and other intangibles	84,926	85,156
Bank owned life insurance	45,976	44,999
Other assets	45,552	31,538

Total assets	$2,762,918	$2,309,557

Total deposits	$2,189,398	$1,678,764
Federal Home Loan Bank advances	125,000	226,500
Securities sold under agreements to repurchase	28,914	18,674
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	40,071	26,066
Total shareholders’ equity	350,108	330,126

Total liabilities and shareholders’ equity	$2,762,918	$2,309,557

Shares outstanding at period end	15,898,032	16,687,542

Book value per share	$22.02	$19.78
Equity to asset ratio	12.67%	14.29%

Selected asset quality ratios:
Allowance for loan losses to total loans	1.22%	0.86%
Non-performing assets to total assets	0.27%	0.39%
Allowance for loan losses to non-performing loans	343.05%	161.95%

Non-performing asset analysis
Nonaccrual loans	$5,399	$6,115
Troubled debt restructurings	1,897	3,004
Other real estate owned	31	—

Total	$7,327	$9,119

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

End of Period Balances	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Assets
Cash and due from banks	$139,522	$194,773	$196,520	$256,023	$48,535
Investment securities	364,350	366,691	369,181	366,689	359,690
Loans held for sale	7,001	13,256	18,523	7,632	2,285
Loans	2,057,502	2,040,940	2,022,965	1,743,125	1,708,970
Allowance for loan losses	(25,028)	(22,637)	(20,420)	(16,948)	(14,767)

Net Loans	2,032,474	2,018,303	2,002,545	1,726,177	1,694,203
Other securities	20,537	20,537	20,537	20,280	20,280
Premises and equipment, net	22,580	22,958	23,137	22,443	22,871
Goodwill and other intangibles	84,926	84,896	84,852	84,919	85,156
Bank owned life insurance	45,976	45,732	45,489	45,249	44,999
Other assets	45,552	50,847	51,369	46,444	31,538

Total Assets	$2,762,918	$2,817,993	$2,812,153	$2,575,856	$2,309,557

Liabilities
Total deposits	$2,189,398	$2,068,769	$2,069,261	$1,991,939	$1,678,764
Federal Home Loan Bank advances	125,000	125,000	125,000	142,000	226,500
Securities sold under agreement to repurchase	28,914	25,813	23,608	22,699	18,674
Other borrowings	—	183,695	183,695	—	—
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	40,071	43,234	44,549	61,624	26,066

Total liabilities	2,412,810	2,475,938	2,475,540	2,247,689	1,979,431

Shareholders’ Equity
Common shares	277,039	276,940	276,841	276,546	276,422
Retained earnings	93,048	84,628	78,712	73,972	67,974
Treasury shares	(34,598)	(33,900)	(32,594)	(32,239)	(21,144)
Accumulated other comprehensive income	14,619	14,387	13,654	9,888	6,874

Total shareholders’ equity	350,108	342,055	336,613	328,167	330,126

Total Liabilities and Shareholders’ Equity	$2,762,918	$2,817,993	$2,812,153	$2,575,856	$2,309,557

Quarterly Average Balances
Assets:
Earning assets	$2,603,961	$2,617,884	$2,528,006	$2,232,168	$2,070,175
Securities	386,179	388,594	386,838	385,187	372,639
Loans	2,072,477	2,040,492	1,972,969	1,725,685	1,676,769
Liabilities and Shareholders’ Equity
Total deposits	$2,144,865	$2,084,791	$2,108,227	$1,975,133	$1,661,452
Interest-bearing deposits	1,458,967	1,401,318	1,317,336	1,175,593	1,160,499
Other interest-bearing liabilities	278,357	362,965	302,267	209,909	252,908
Total shareholders’ equity	343,335	339,278	330,524	332,602	329,634

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Income statement	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Total interest and dividend income	$25,721	$24,558	$24,584	$25,002	$24,521
Total interest expense	2,190	2,552	2,509	2,887	3,299

Net interest income	23,531	22,006	22,075	22,115	21,222
Provision for loan losses	2,250	2,250	3,486	2,126	885
Noninterest income	7,666	6,786	6,854	6,876	5,627
Noninterest expense	16,968	17,727	18,114	17,856	17,128

Income before taxes	11,979	8,815	7,329	9,009	8,836
Income tax expense	1,806	1,133	825	1,176	995

Net income	10,173	7,682	6,504	7,833	7,841
Preferred stock dividends	—	—	—	—	157

Net income available to common shareholders	$10,173	$7,682	$6,504	$7,833	$7,684

Common shares dividend paid	$1,753	$1,766	$1,764	$1,835	$1,702

Per share data
Basic earnings per common share	$0.64	$0.48	$0.41	$0.47	$0.49
Diluted earnings per common share	0.64	0.48	0.41	0.47	0.47
Dividends paid per common share	0.11	0.11	0.11	0.11	0.11
Average common shares outstanding - basic	15,915,369	16,045,544	16,044,125	16,517,745	15,796,713
Average common shares outstanding - diluted	15,915,369	16,045,544	16,044,125	16,517,745	16,734,391

Asset quality
Allowance for loan losses, beginning of period	$22,637	$20,420	$16,948	$14,767	$14,144
Charge-offs	(139)	(185)	(116)	(24)	(345)
Recoveries	280	152	102	79	83
Provision	2,250	2,250	3,486	2,126	885

Allowance for loan losses, end of period	$25,028	$22,637	$20,420	$16,948	$14,767

Ratios
Allowance to total loans	1.22%	1.11%	1.01%	0.97%	0.86%
Allowance to nonperforming assets	341.59%	292.88%	262.14%	197.97%	161.95%
Allowance to nonperforming loans	343.05%	292.88%	262.14%	197.97%	161.95%

Nonperforming assets
Nonperforming loans	$7,296	$7,729	$7,790	$8,561	$9,119
Other real estate owned	31	—	—	—	—

Total nonperforming assets	$7,327	$7,729	$7,790	$8,561	$9,119

Capital and liquidity
Tier 1 leverage ratio	10.77%	10.73%	10.43%	10.66%	12.35%
Tier 1 risk-based capital ratio	14.74%	14.73%	12.99%	14.33%	15.26%
Total risk-based capital ratio	15.99%	15.94%	13.97%	15.25%	16.10%
Tangible common equity ratio (1)	9.98%	9.47%	9.29%	9.82%	11.08%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net income (GAAP)	$10,173	$7,841	$32,192	$33,878
Add back: income tax expense	1,806	995	4,940	5,683
Add back: provision for loan losses	2,250	885	10,112	1,035

Pre-tax, pre-provision net income (Non-GAAP)	$14,229	$9,721	$47,244	$40,596

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Tangible Common Equity
Total Shareholder’s Equity - GAAP	$350,108	$342,055	$336,613	$328,167	$330,126
Less: Preferred Equity	—	—	—	—	—
Less: Goodwill and intangible assets	82,681	82,907	83,135	83,363	83,595

Tangible common equity (Non-GAAP)	$267,427	$259,148	$253,478	$244,804	$246,531

Total Shares Outstanding	15,898,032	15,945,479	16,052,979	16,064,010	16,687,542

Tangible book value per share	$16.82	$16.25	$15.79	$15.24	$14.77

Tangible Assets
Total Assets - GAAP	$2,762,918	$2,817,993	$2,812,153	$2,575,856	$2,309,557
Less: Goodwill and intangible assets	82,681	82,907	83,135	83,363	83,595

Tangible assets (Non-GAAP)	$2,680,237	$2,735,086	$2,729,018	$2,492,493	$2,225,962

Tangible common equity to tangible assets	9.98%	9.47%	9.29%	9.82%	11.08%